                      SECURITIES AND EXCHANGE COMMISSION

                         FORM S-3/AMENDMENT NO. 1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      AUTONOMOUS TECHNOLOGIES CORPORATION
            (Exact name of registrant as specified in its charter)

                                    Florida
        (State or other jurisdiction of incorporation or organization)
                                  59-2554729
                     (I.R.S. Employer Identification No.)

          2800 Discovery Drive, Orlando, Florida 32826,(407) 384-1600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Randy W. Frey, 2800 Discovery Drive, Orlando, Florida 32826,  (407) 384-1600
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                    Copy to:
             William A. Grimm, Esq., Gray, Harris & Robinson, P.A.,
    201 East Pine Street, Suite 1200, Orlando, Florida 32801, (407) 843-8880

                            -----------------------

Approximate date of commencement of proposed sale to the public: ________, 1998.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

 Title of each class of    Amount to be     Proposed maximum     Proposed maximum       Amount of
    securities to be        registered     offering price per   aggregate offering   registration fee
       registered                               unit (1)            price (1)
-----------------------------------------------------------------------------------------------------
          Common Stock,       2,261,597               $6.5625          $14,841,730             $4,379
        $0.01 par value         shares

-----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on April 27, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated June 17, 1998
PROSPECTUS

                               2,261,597 Shares
                      Autonomous Technologies Corporation

This Prospectus relates to the public offering, which is not being underwritten, of 2,261,597 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") of Autonomous Technologies Corporation (the "Company").
All of the Shares may be offered by a certain stockholder of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholder"). The Company completed the sale of 500 shares of its Series I Convertible Preferred Stock, with an option to purchase an additional 400 shares of Series I Convertible Preferred Stock along with a stock purchase warrant for 300,000 shares of Common Stock (the "Warrant") (collectively, the "Option") on April 16, 1998 to the Selling Stockholder in a private placement, with the closing subject only to the registration statement (the "Closing"), of which this prospectus is a part, becoming effective. The Selling Stockholder will pay $5,000,000 at Closing for the 500 shares of Series I Convertible Preferred Stock and the Option. See "Recent Developments." For the pricing formula used in determining the conversion price of the Series I Convertible Preferred Stock, see page 14, "Selling Stockholder" - footnote (4). The Series I Convertible Preferred Stock and the Option have been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Selling Stockholder may receive up to a maximum of 2,261,597 Shares upon the conversion of the Series I Convertible Preferred Stock (including the conversion of the shares of Series I Convertible Preferred Stock underlying the Option, but not including the Shares underlying the stock purchase warrant) and will receive 300,000 Shares if the Warrant is exercised. The Shares are being registered by the Company as requested by the Convertible Preferred Stock Purchase Agreement and Registration Rights Agreement between the Company and the Selling Stockholder.

The Shares may be offered by the Selling Stockholder from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers of the Shares from whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

The Common Stock of the Company is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "ATCI." On June 12, 1998, the last sale price for the Common Stock as reported by Nasdaq was $4.125 per share.

The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholder against certain liabilities.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" ON PAGE 5.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                 THE DATE OF THIS PROSPECTUS IS JUNE 17, 1998.

                             AVAILABLE INFORMATION

This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the" Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 1401 Brickell Avenue, Suite 200, Miami, FL, 33131. The Commission maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents or portions of documents filed by the Company (File No. 0-28278) with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K/A for the Fiscal Year ended December 31, 1997; (b) Definitive Proxy Statement dated April 24, 1998, filed in connection with the Company's 1998 Annual Meeting of Stockholders; (c) Form 8-K filed on April 27, 1998; (d) Form 10-Q for the quarter ended March 31, 1998; (e) Form 8-K filed on June 12, 1998; and (f) the description of the Company's Common Stock which is contained in its Form S-1 filed under the Securities Act on March 8, 1996 (File No. 333-2068).

All reports and other documents filed after June 17, 1998 by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Secretary, Autonomous Technologies Corporation, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600.

--------------------------------------------------------------------------------

LADARVision and T-PRK are registered trademarks of the Company. T-LASIK and CustomCornea are trademarks of the Company. Ciba Vision is a registered trademark of Ciba Vision Corporation. Other trademarks used herein are the property of their respective owners.

--------------------------------------------------------------------------------

In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere and incorporated by reference in this Prospectus. In evaluating the Company's business, prospective investors should carefully consider the information set forth under the heading "Risk Factors." This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated," "or "anticipates" are considered to contain uncertainty and are forward-looking statements.
Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

For definitions of certain unique medical and regulatory terms used throughout this prospectus, please see the Glossary at the end of this prospectus.

                                  THE COMPANY

Autonomous Technologies Corporation ("Autonomous" or the "Company"), a Florida corporation formed in 1985, has been engaged since 1993 in the design and development of the next generation of excimer laser instruments for laser vision correction ("LVC") to reduce or eliminate a person's dependence on eyeglasses or contact lenses. The Company's technology combines eye tracking with a narrow beam excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism (blurred vision). The Company's objective has been to improve refractive surgical outcomes for these conditions over those achieved by earlier LVC systems. Clinical results obtained on the LADARVision(R) System (formerly called the T-PRK(R) System) during 1997 for myopia and myopic astigmatism demonstrate clinical superiority over any label data from such earlier LVC systems.

According to trade publications and private market studies, vision correction is one of the largest medical markets, with approximately 136 million people in the United States using eyeglasses or contact lenses. Within this group, approximately 60 million people are myopic. Industry sources estimate that Americans spend approximately $13 billion, at retail prices, on eyeglasses, contact lenses and other vision correction products and services each year. These figures are extracted from independent market research and publications. Ophthalmologists typically charge $2,000 to $2,400 per eye, or $4,000 to $4,800 for both eyes, for LVC. The cost to a patient for contact lenses or eyeglasses is a small fraction of this amount. Therefore, the size of the market for LVC is likely to be significantly less than the total number of people who are myopic. According to trade publications, there were over 200,000 LVC procedures (over 200,000 patients) performed in 1997.

The Company's marketing strategy is designed to broaden the penetration of the LADARVision System in the refractive surgery market by offering better clinical outcomes to surgeons and patients than is currently available and by significantly reducing the up-front cost to the ophthalmologist of current LVC systems. This marketing strategy would allow physicians to utilize the LADARVision System by paying an advance procedure fee for the equipment and paying a per procedure service fee thereafter. In 1997, the Company and CIBA Vision Group Management, Inc. ("CIBA") conducted a market research project that buttresses those performed in 1995 and 1996 demonstrating that there is significant interest in both the technical features and benefits of the LADARVision System and in the pricing strategy of lower up-front costs and competitive procedure fees. The Company may, however, elect to change this marketing strategy on a country-by-country and account-by-account basis depending on applicable law and regulation, tax considerations, and competitive conditions.

The Company's LADARVision System technology combines high speed, laser radar eye tracking with narrow beam shaping to form its new and proprietary technology platform. The LADARVision System is designed to address a need for sophisticated eye tracking to compensate for saccadic eye movement during surgery. Saccadic eye movements are very rapid, involuntary and random in amplitude and direction and are not suppressed or reduced by medication used during LVC. These eye movements degrade LVC predictability and visual quality. The Company believes that the LADARVision System provides higher accuracy ablation by virtually eliminating decentration and shaping error caused by eye movement. Additionally, the narrow beam excimer provides a smooth ablation, and the Company's algorithms and shaping apparatus offer high speed to minimize surgical duration while retaining a high degree of pointing accuracy to achieve predictable shaping.

The Company believes the LADARVision System will yield more stable, predictable results with less post-operative regression, potentially improving visual quality and clinical outcomes for low to moderate myopia compared to first generation excimer laser PRK systems manufactured and sold by its competitors. The Company submitted its PMA application on September 5, 1997 for its initial indications of myopia and astigmatism. On February 13, 1998, the FDA's Ophthalmic Devices Panel reviewed the application and unanimously recommended that the FDA grant the PMA approval for myopia up to -8 diopters and astigmatism up to -4 diopters. Normally, the FDA takes several months after a recommendation from a panel to complete its work on the file, conduct inspections of the Company and its systems and records and grant a PMA.

In 1994, the Company entered into a strategic alliance with CIBA, a wholly-owned subsidiary of Novartis AG. The strategic alliance with CIBA is for the worldwide co-promotion of the LADARVision System. Through March 31, 1998, CIBA has invested an aggregate of approximately $5 million in cash and $1.3 million in services in the Company. As a result of this investment, CIBA owns approximately 15% of the Company's Common Stock at June 15, 1998, not including 171,713 shares that may be issuable to CIBA in 1999 the issuance of which would raise its ownership to approximately 16% of the Company's Common Stock, subject to certain anti-dilution provisions. CIBA may, at its sole discretion, terminate the strategic alliance upon 180 days notice to the Company. See "Risk Factors - Possible Termination of Strategic Alliance with CIBA" herein, "Risk Factors -Commission Obligation to CIBA; Future Dilution" herein and "Item 13. -Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Form 10-K"). With experience in physician and retail marketing and the second largest worldwide market share for contact lenses, CIBA provides the Company with credibility and awareness in both the ophthalmic and consumer markets. Under the strategic alliance, the Company plans co-promotion strategies, such as product tie-ins, joint advertising and shared exhibit space, on a project-by-project basis. The Company retains the worldwide marketing rights for its LADARVision System.

CREDIT FACILITY FOR COMMERCIAL SYSTEM PLACEMENTS. The Company and a finance company (the "Lender") have entered into a letter of intent for secured financing of LADARVision Systems placed in the U.S. This disclosure is being made by the Company because the Company believes it is probable that the Company and the Lender will enter into definitive agreements regarding this credit facility and because the Company believes that investors should know the general terms under which the Company believes it will obtain this financing. The Lender has requested that its name not be disclosed unless and until the Company and the Lender execute definitive agreements. It is contemplated that the Lender will advance funds to the Company shortly after each accepted commercial system placement. The Company would obtain agreements from each of its customers to perform a certain minimum number of procedures on each system over the course of three years with significant termination payments to be made by the customer if the customer terminates the agreement before performing the minimum number of procedures. The minimum number of procedures currently contemplated is 600 procedures per year. Additionally, the Company is required to obtain from each customer a user agreement that (i) provides for minimum payments equal to or exceeding the monthly payments required under the related financing, (ii) requires a termination payment equal to at least the amount that remains to be paid under the financing arrangement if the user agreement is terminated, and (iii) on a case-by-case basis as required by the Lender, contains one or more personal guarantees of each user agreement if the user is a corporate entity. Under the financing arrangement, the Company would receive from the Lender the approximate amount directly invested by the Company in the manufacture of each system (up to a maximum of $220,000 per system). The total amount of this financing is contemplated to be $15,000,000 over a one-year period subject to renewal thereafter. Under the financing arrangement, the Company will make monthly payments of approximately $7,500 per system placed for a three year period. The minimum payment per month, the termination payment and the personal guarantees, if needed under the user agreements, could affect the ability of the Company to place LADARVision Systems into use in the United States. The Lender continues to conduct due diligence on the Company and there can be no assurances that the Company and the Lender will enter into a definitive agreement regarding this type of financing.

SINGLE MANUFACTURER FOR THE LASER COMPONENT. The laser component in the LADARVision System has been custom designed for the Company for high performance and small size. The Company owns the design of the laser component including all drawings and trade secrets relating to the design and manufacture of the laser component. The laser component is currently manufactured by a small manufacturer that specializes in manufacturing excimer lasers. The Company agreed to purchase 50 laser components from this small company before purchasing laser components from other manufacturers or making the laser itself. The Company may terminate this relationship in the event of an uncured breach of the manufacturing agreement. The Company decided to use a single manufacturer for the laser component in order to achieve economies of scale in the manufacture of the laser component and to assure better control of the quality of the laser component. In order to protect itself against this manufacturer being unable to manufacture the laser component, the Company required this manufacturer to lease a separate facility for the manufacture of the laser component and to assign to the Company a security interest in all of the equipment, drawings and inventory relating to the manufacturing of the laser component as well as the facility lease. The Company also placed two of its engineers at this manufacturer for more than six months in order for these engineers to learn and document all of the details of manufacturing the laser component. In the event that this manufacturer is unable to supply the laser components as required by the Company, the Company believes it has the ability to promptly step in and manufacture the laser components on its own or have another qualified manufacturer make the laser components at such manufacturer's site or at the current site where the laser components are manufactured. With these protective measures in place, the Company does not believe there is a significant risk that it will be unable to obtain laser components from a qualified manufacturer or make such components itself in the event that this manufacturer cannot manufacture the laser components.
                             RECENT DEVELOPMENTS

PRIVATE PLACEMENT OF COMMON STOCK. On May 26, 1998, the Company completed a private placement of 600,573 shares of unregistered Common Stock for $5.166 per share to four European investors. The Common Stock was sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof. EVEREN Securities, Inc. acted as placement agent for this sale and was paid a commission of 6% of the gross proceeds. The Company estimates the net proceeds of this sale to be $2,884,000. The Company expects to file a Registration Statement on Form S-3 on behalf of the European investors covering the resale of the shares of Common Stock on or before June 30, 1998.

PRIVATE PLACEMENT OF SERIES I CONVERTIBLE PREFERRED STOCK. On April 16, 1998 the Company completed a private placement with the Selling Stockholder of 500 shares of the Company's Series I Convertible Preferred Stock, with an option to purchase 400 shares of Series I Convertible Preferred Stock and a stock purchase warrant for 300,000 shares of Common Stock (the "Warrant") (collectively, the "Option"). The shares of Series I Convertible Preferred Stock (either 500 shares of, if the Option is exercised, 900 shares) are convertible into a maximum of 2,261,597 shares of the Company's Common Stock (the "Maximum Shares"). For the pricing formula used in determining the conversion price of the Series I Convertible Preferred Stock, see page 14, "Selling Stockholder" - footnote (4). The Company anticipates using the proceeds from the sale of the Series I Convertible Preferred Stock to fund operating expenses and working capital. The Series I Convertible Preferred Stock and Option were sold to the Selling Stockholder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to file a Registration Statement on Form S-3 on behalf of the Selling Shareholder covering the resale of the shares of Common Stock into which the Series I Convertible Preferred Stock is convertible

(the "Shares") and a separate Form S-3 for the shares of Common Stock underlying the Warrant if the Option is exercised. This Prospectus forms a part of the first Form S-3, pursuant to which the Shares may be offered from time to time by the Selling Stockholder.

FOOD AND DRUG ADMINISTRATION PANEL APPROVAL. On February 13, 1998, the FDA's Ophthalmic Devices Panel reviewed the Company's PMA application for its initial indications of myopia and astigmatism and unanimously recommended that the FDA grant the PMA approval for myopia up to -8 diopters and astigmatism up to -4 diopters for the Company's LADARVision System. Delays could occur in receiving FDA approval of the LADARVision System resulting from possible delays in passing FDA inspection of the Company's quality management system in order to manufacture the Systems.





In March 1998, Mr. Bruce Hays joined the Company as Director of Quality and Compliance. Mr. Hays had been employed by Beckman Coulter for 11 years where most recently he was responsible for Quality Systems in the Research and Development Division, with 30 years experience in building complex systems to high-quality standards. Additionally, in May 1998, Dr. Steven Bott, Ph.D., joined the Company as Vice President of Engineering and Product Development. Dr. Bott also joins the Company after being employed by Beckman Coulter for 15 years where most recently he was Director of Research and Development, with experience in quality management positions and has significant experience in developing a manufacturing process that complies with QSR.

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN IN THE SECTION CAPTIONED "RISK FACTORS" WHICH IMMEDIATELY FOLLOWS THIS SECTION ON PAGE 5.

                          ---------------------------
     The Company's executive offices are located at 2800 Discovery Drive,
                            Orlando, Florida 32826,
  where it also maintains its primary research and manufacturing facilities.
           Its telephone number at that location is (407) 384-1600.
                          ---------------------------

                                 RISK FACTORS

In evaluating the Company's business, prospective investors should carefully consider the following risk factors. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated," "or "anticipates" are considered to contain uncertainty and are forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

For definitions of certain unique medical and regulatory terms used throughout this prospectus, please see the Glossary at the end of this prospectus.

ABSENCE OF OPERATING HISTORY AND PROFITABILITY; EXPECTED FUTURE LOSSES. The Company was founded in 1985 to develop laser tracking technology for the Department of Defense under the Strategic Defense Initiative and did not pursue development of the LADARVision System product until 1993. The Company has generated limited revenues to date, of which very little so far relate to its LADARVision System, and has incurred net losses since 1991 for an aggregate accumulated total of approximately $32.7 million. The Company's net losses for the fiscal years ended December 31, 1995, 1996 and 1997 were approximately $4.1 million, $9.0 million, and $11.6 million, respectively. The Company's LADARVision System may require additional product development, will require additional clinical studies for indications beyond low and moderate myopia and astigmatism and will require marketing investment as well as its PMA from the FDA as a Class III device prior to United States commercialization. There can be no assurance that any of the Company's product, clinical or market development efforts will be successfully completed, that regulatory approvals will be obtained, or that the Company's products will be capable of being produced in commercial quantities at reasonable cost and quality. Further, it is expected that the Company will continue to incur substantial losses for some time after it enters the United States market for laser vision correction, and there can be no assurance that the Company will attain profitability at any time in the future.

Management intends to seek funding from time-to-time to ensure adequate liquidity to fund operations until profitability and positive cash flow is achieved. As of the date of this prospectus, the Company has completed a sale of Common Stock for net proceeds of $2.9 million and completed a private placement of Series I Convertible Preferred Stock and an option to purchase additional Series I Convertible Preferred Stock for initial net proceeds of approximately $4.8 million (the Company will receive additional proceeds of approximately $3.9 million if the Option is exercised). Additionally, the Company and a finanical institution have entered into a letter of intent whereby the lender may provide up to $15 million of financing to the Company secured by LADARVision Systems placed in the U.S. commercial marketplace. See "The Company," page 1.

DEVELOPMENT STAGE COMPANY; GOING CONCERN ACCOUNTANTS' OPINION. The Company is classified as a development stage company and its financial statements are therefore presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7. The Company must begin generating significant revenues before SFAS No. 7 permits dropping the development stage company designation. Additionally, the Company's independent certified public accounting firm has modified its report on the Company's financial statements as of December 31, 1997, stating that factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. See "Absence of Operating History and Profitability; Expected Future Losses" for a discussion of the Company's strategy to secure adequate liquidity.

GOVERNMENT REGULATION; FOOD AND DRUG ADMINISTRATION; POSSIBLE FAILURE TO OBTAIN REGULATORY APPROVAL FOR PRODUCTS. Medical devices are subject, prior to clearance for marketing, to rigorous pre-clinical and clinical testing mandated by the FDA and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The Company filed a PMA application with the FDA for approval of its LADARVision System as a Class III device for treating low myopia on September 5, 1997 and must file an amendment thereto or additional PMA applications for other vision disorders.

The process of obtaining approval of a PMA application is lengthy, typically taking approximately one year, is expensive and there is no assurance that a PMA will be granted at the end of this process. The PMA process requires the submission of extensive clinical data and supporting information to the FDA. The PMA process also typically requires a public hearing before an advisory panel comprised of experts in the field (this hearing took place in February 1998). However, the FDA is not bound by the advisory panel's recommendations. In late 1996, the FDA issued a definitive statement entitled "FDA Guidance for Photorefractive Keratectomy Laser Systems: IDE Studies and PMA Applications" (the "Guidance Document"). The Guidance Document offers companies pursuing FDA approval of LVC systems substantially more defined filing paths, study design and execution requirements, and safety and efficacy data levels that will have to be achieved in order to be a candidate for issuance of a PMA. The Company believes that the Guidance Document will make the process of obtaining PMA approvals for LVC systems less uncertain and more predictable but will not eliminate the risk that the Company will not be granted a PMA. The Company believes that its engineering, clinical trials and data gathering and analysis, including that which was accomplished before the existence of the Guidance Document, are in substantial compliance with the Guidance Document.

Products manufactured and distributed by the Company pursuant to a PMA will be subject to extensive, ongoing regulation by the FDA. The FDA enabling legislation, the Food, Drug and Cosmetic Act (the "FDC Act") also requires the Company to manufacture its products in accordance with its current Quality System Regulations ("QSR"). The Company's facilities will be subject to periodic, surprise QSR inspections by the FDA. These regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. QSR regulations are consistent, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Standards Organization (ISO) 9001.

The Company's manufacturing facilities must comply with current ISO 9001 qualifications and FDA QSR guidelines before the Company's PMA can be granted. The Company has recently received its ISO 9001 certification. The Company must still pass an FDA inspection regarding compliance with QSR.
Delays could occur in receiving FDA approval of the LADARVision System resulting from possible delays in obtaining FDA approval of the Company's quality management system in order to manufacture the Systems. If any noncompliance with the QSR guidelines is noted during facility inspections, continued marketing of the Company's products may be adversely affected.

Additionally, product and procedure labeling and all forms of promotional activities are subject to examination by the FDA, and current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with these requirements may result in warning letters, fines, injunctions, recall or seizure of products, suspension of manufacturing, denial or withdrawal of PMAs, and criminal prosecution.

In September 1997, the Company filed a PMA application with the FDA for approval of its LADARVision System as a Class III device. In October 1997, the Company's PMA application was accepted for review by the FDA. In February 1998, the U.S. Food and Drug Administration's (FDA) Ophthalmic Devices Advisory Panel unanimously recommended approval of the PMA for the LADARVision System, within certain parameters. The FDA typically follows a panel's recommendation and grants the PMA after product labeling is established and after an inspection finding that the manufacturer is in compliance with FDA Quality System Regulations. See "Risk Factor - Limited Manufacturing Experience; QSR and ISO 9001 Requirements," page 7.

The FDA Quality System Regulation and ISO 9001 require the Company to maintain a supplier-quality program with major sub-contractors in order for the Company's product to carry the claim of having been manufactured in a quality environment. As a result, at least two of the Company's current sub-contractors will be required to establish documented quality systems. Currently one of those sub-contractors meets those standards. There can be no assurance that the remaining sub-contractor can meet the standards in a timely fashion. Furthermore, there is always the risk that existing sub-contractors who meet the requirements currently will not meet them at some time in the future. As a result, it is possible that the Company's commercial capability could be hindered at some time in the future because it is unable to pass QSR inspections by the FDA, its subcontractor's documented quality systems fail to be sufficient, or the Company is unable to obtain the "CE" mark to enable the Company to distribute products in Europe in 1998 and beyond. (See "Risks Associated with International Commercial Activities" for a discussion of the "CE" mark.)

Requirements for regulatory approval relating to the LADARVision System may vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. No regulatory clearances have been obtained in any such countries, and there is no assurance that any will be issued.

Changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

NEED FOR ADDITIONAL CAPITAL TO FUND PLACEMENT OF THE LADARVISION SYSTEMS AND FOR OPERATIONS. The Company's business strategy calls for the placement of the LADARVision Systems with ophthalmologists primarily under procedure fee agreements. As a result, the Company will be required to fund the direct manufacturing costs of each system, estimated to be $200,000 for each system. Although the Company intends to receive prepaid fees for the placement of each machine and to seek financing for additional balances of capital investment, such prepaid fees and funding will not cover the initial manufacturing and installation costs of each system. The Company will be required to obtain financing prior to achieving high volume commercial use of its LADARVision Systems. The Company has entered into a letter of intent with a financial institution for financing of LADARVision Systems. See "The Company," page 1. There can be no assurance that the Company will be able to obtain funds under such financing arrangement or similar debt agreement or raise equity capital as needed for the commercial placement of its LADARVision Systems or, if such funding is obtained, that the terms of such funding will be favorable to the Company. Until such time as the cash provided from the procedure fees derived from LADARVision System placements is sufficient to cover the Company's clinical, research, development and administrative expenses, the Company will need additional capital for funding of its operations. These expenses are currently running at approximately $1,000,000 per month. To the extent that such additional capital is obtained via equity sales, the holdings of existing shareholders may be materially diluted. Further, additional dilution will occur to existing shareholders upon the exercise of outstanding warrants and stock options, the potential issuance of shares to CIBA in 1999, the conversion of Series I Convertible Preferred Stock and the exercise of the Warrant.

LIMITED MANUFACTURING EXPERIENCE; QSR AND ISO 9001 REQUIREMENTS. The Company's manufacturing operations consist primarily of the final assembly of out-sourced parts and components, followed by testing to assure field performance and quality control. The Company must expand its manufacturing capabilities for commercial production of the LADARVision System to have the capacity to address the market. The Company has recently experienced delays in the production of LADARVision Systems in order for it to finalize its QSR systems and complete implementation of several engineering changes. The Company believes it will have the engineering changes and QSR system completed by the end of summer 1998. After an initial inspection by the FDA in January 1998, the Company addressed deficiencies in QSR compliance to the FDA and believes it will have its QSR system ready for FDA inspection by the end of summer 1998, including validation of the manufacturing process, which was a deficiency noted in May 1998 by the FDA. The Company believes it has cured all significant deficiencies but intends to manufacture one or more systems under its QSR system in order to validate the manufacturing process. There can be no assurance that the Company will not continue to experience such production and FDA inspection difficulties as it converts from a research and development operation into a commercial manufacturing operation. Any delay in commercial production beyond the Fall of 1998 could have a material adverse effect on the Company's operations. In addition, the Company must continue to meet the FDA's QSR guidelines in order to ship systems for use in the United States. In addition, if any of the Company's suppliers of significant components or sub-assemblies cannot meet the quality requirements of the Company, the Company could be delayed in producing commercial systems for the United States market. The Company has received its ISO 9001 certification which is needed when applying for the CE Mark, necessary for marketing in European Community countries.

RELIANCE ON THIRD PARTY AND SINGLE MANUFACTURER. The Company relies on third party suppliers to provide the components necessary for the manufacture of the LADARVision System. The Company-patented laser component of the LADARVision System is currently manufactured by a small company according to Company-owned design documentation and specifications. The Company has the right to make or have made the laser component in the event this manufacturer is unable to deliver the Company's requirements for the laser component. For a more detailed discussion of the manufacturer of the laser component, see "The Company - Single Manufacturer for the Laser Component," page 3. In addition to the laser component, the most significant system component is the tracking hardware. Other components of the LADARVision System such as the stereo microscope, computer hardware and system casing are available from several sources. The Company may be unable to obtain sufficient quantities of these components or it may be unable to effect a change from the laser component manufacturer to another manufacturer. In these instances, reductions in manufacturing capability could occur that could cause delays in clinical trials, regulatory approvals and commercialization which would have a material adverse effect on the business, financial condition, and results of operations of the Company.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend in part on its ability to obtain patents for its products and processes, to preserve its trade secrets and to operate without infringing upon the proprietary rights of third parties. In particular, whether the Company can protect its proprietary tracking and narrow-beam shaping technology is critical to its ability to differentiate it from existing LVC systems. The Company has filed fourteen U.S. and foreign patent applications related to several features of its eye tracking technology as well as to its narrow beam delivery, corneal sculpting methods and advanced topographical analysis. Three of these applications have resulted in the issuance of United States patents, which have expiration dates ranging from 2012 to 2016, and multiple claims for two additional U.S. patents have been allowed. It is uncertain as to whether any other patents will be issued, whether the scope of any patent protection will exclude competitors or provide meaningful competitive advantages to the Company, whether any of the Company's patents will be held valid if subsequently challenged, or whether others will not claim rights in or ownership of the patents and other proprietary rights held by the Company.

In both the United States and overseas, there are a number of patents covering methods, procedures and apparatus for performing corneal surgery with ultraviolet laser ablation. Furthermore, there are existing patents in eye tracking and narrow beam excimer shaping. The patent positions of medical technology are generally uncertain and involve complex legal and factual questions. Consequently, the Company does not know whether any of its pending applications will result in the issuance of any patents or whether issued patents will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secret until patents are granted and since publication of inventions in scientific or patent literature tend to lag behind patent grants by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

PATENT LITIGATION. There has been significant patent litigation in the medical device industry generally, and in LVC in particular. The defense and prosecution of patent proceedings is costly and involves substantial commitments of management time. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be obtainable and may or may not be economically viable. Patent and other intellectual property disputes in the medical device industry often are settled through licensing arrangements. The costs associated with such arrangements may be substantial, and could include ongoing royalties. Furthermore, there can be no assurances that a settlement through licensing can be reached, accordingly, an adverse determination in a judicial or administrative proceeding, or the Company's failure to obtain necessary licenses, could prevent the Company from manufacturing and selling its products in one or more markets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Two of the Company's competitors, Summit Technology, Inc. ("Summit") and VISX, Inc. ("VISX") formed a United States partnership, Pillar Point Partners ("Pillar Point"), in 1992 to pool certain of their respective patents related to corneal sculpting technologies. In October 1996, the Company filed suit in the U.S. against Pillar Point, Summit and VISX alleging non-infringement, unenforceability and invalidity of certain of the patents of Pillar Point. There can be no assurance that the Company will prevail in this lawsuit or that other such suits will not arise. As of the date of this prospectus, this suit has proceeded into the discovery phase. See "Item 3. - Legal Proceedings" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

On June 9, 1998, Summit and VISX announced that they had reached agreement on the dissolution of Pillar Point to be effected as soon as possible. As a part of this dissolution, Summit and VISX granted each other a worldwide, royalty free cross-license whereby each party will have full rights to license all existing patents owned by either company relating to LVC for use with their systems. The dissolution of Pillar Point will not affect the Company's lawsuit against Summit and VISX.

TECHNOLOGY LICENSES FROM PILLAR POINT AND OTHERS. Pursuant to the Pillar Point partnership, Summit and VISX, whose products use excimer lasers for PRK, have agreed to pay royalties and per procedure fees to Pillar Point under licenses granted by Pillar Point. Depending upon whether the Company's LADARVision System incorporates patented technology owned by or licensed to Pillar Point and as may be required by any license agreement that the Company may enter into with Pillar Point, the Company or its LADARVision System users may be required to pay royalties and per procedure fees to Pillar Point for all revenues generated in the United States. The Company has not obtained a license from Pillar Point as of this date, and the actual per procedure fee and other terms of any license, if such license is granted, have yet to be determined.

In addition, there may be other United States and foreign patents for which the Company will need to negotiate licenses in order to sell, lease or use the LADARVision System in certain markets.

There can be no assurance that the Company or its customers will be successful in securing licenses, including any necessary licenses from Pillar Point, or that if the Company does obtain licenses, such licenses will be on terms acceptable to the Company. The failure to either obtain required licenses or to obtain licenses on terms favorable to the Company could have a material adverse effect on the business of the Company.

LIMITED HUMAN CLINICAL TRIAL DATA IN HYPEROPIA AND LASIK; LACK OF LONG-TERM FOLLOW-UP. Substantial additional human clinical trials must be completed under rigorous protocols at multiple sites in order to submit the required outcome data for hyperopia/astigmatism and LASIK with the Company's PMA application(s). The Company currently anticipates completing patient enrollment for these two additional patient protocols by December 1998; however, there can be no assurances that the Company will be able to complete the patient enrollment by that date. The results of the Company's early clinical trials in myopia/astigmatism appear satisfactory, but may not be indicative of results to be expected in future clinical trials for expanded indications. If the Company's clinical trials do not show consistently good outcomes, the Company may not be able to secure a PMA for its products. Moreover, the results of clinical trials are not within the Company's control, and the Company could experience delays in completing its clinical trials for a variety of reasons. Any failure to obtain a PMA or delay in clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations.
There have been concerns with respect to the safety and efficacy of LVC, including the predictability and stability of results. Potential complications and side effects in early LVC systems have included post-operative discomfort due to re-epithelialization (eye membrane re-growth); corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to topical medication administered during and after the procedure; fluctuations in refractive capabilities during healing; occasional decreases or permanent loss in best corrected vision post-operatively (i.e., with corrective eyewear); unintended over-corrections or under-corrections; regression of operative effect; disorders of corneal healing; corneal scars; corneal ulcers and unintentionally induced astigmatism. It is entirely unpredictable as to whether long-term follow-up data on either clinical or later commercial patients from any LVC system will reveal additional complications that may have a material adverse effect on acceptance of LVC and market size which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. Concern over the safety of LVC in general could, in turn, result in adverse regulatory action which could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAIN MARKET ACCEPTANCE OF LVC. The Company believes that its long-term growth and ultimate profitability will depend upon acceptance of LVC in the United States and certain international markets and the Company's ability to penetrate the LVC market successfully. LVC has only been marketed in the United States for approximately 32 months and initial market growth has been slower than anticipated (market estimates published by an independent market research and publishing company serving the ophthalmology industry have shown approximately 100,000 and more than 200,000 U.S. procedures for the calendar years 1996 and 1997, respectively). The degree of eventual acceptance of LVC by ophthalmologists and persons needing refractive correction as an alternative to existing methods of treating or correcting vision disorders is still undeterminable. The acceptance of LVC by the general population may be affected adversely by its retail price (which is not expected to be reimbursed to the patient by medical insurance), concerns relating to its safety and efficacy, and the accepted effectiveness of alternative methods of correcting refractive vision disorders. Additionally, the current lack of long-term follow-up data, the possibility of unknown side effects, and the expected lack of third-party reimbursement for the procedure might also adversely affect demand. Any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of legal or illegal LVC systems manufactured by any participant in the LVC market could also adversely affect consumer acceptance. Ophthalmologist and optometrist acceptance (the latter for referrals) could also be affected by the high costs and expenses of excimer laser systems, which might preclude access to such systems by some professionals. In addition, the Company's marketing strategy relies, in part, on ophthalmologists who are currently using an existing excimer laser system to replace their equipment with the Company's LADARVision System. Emerging new refractive surgery technologies and procedures may also have the potential to compete with or materially limit the acceptance of LVC. Current ophthalmic product suppliers whose products, including eyeglasses and contact lenses, are alternatives to LVC also may adversely affect the market acceptance of LVC by their retail marketing strategies, including aggressive pricing. The failure of LVC to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that there will be demand for the Company's LADARVision System.

RAPIDLY CHANGING TECHNOLOGY; HIGHLY COMPETITIVE MARKETS. The refractive surgery market is characterized by rapidly evolving technology and intense competition. The Company is aware of two companies, Summit and VISX, that have been granted their PMA's and are actively marketing LVC systems in the United States for myopia and astigmatism. Several companies, including Bausch & Lomb's Surgical Division (formerly Chiron/Technolas), Coherent/Schwind, Nidek, Meditek, Lasersight and Novatec, have introduced LVC systems outside the United States, where LVC has been commercialized for treating refractive disorders. Three of these companies have made announcements of PMA filings with the FDA subsequent to the Company's filing, indicating substantial completion of their U.S. Phase III protocols. Other companies either have begun or may soon begin clinical trials in the United States, including Phase III trials, the last stage before approval. LVC providers who purchase equipment from Summit or VISX may be reluctant to change to the new LADARVision System because of the significant capital investment they have made or the familiarity with the equipment and the inconvenience of changing to a new system. If other providers of LVC systems are able to saturate the United States market with their equipment before the Company obtains FDA approval to market the LADARVision System in the United States, the Company could experience a significantly lower share of the market than anticipated which would have a material adverse effect on the Company's business, financial condition and results of operations.

Several of the Company's competitors have allied with or developed their own vision care centers in Europe and the United States and have entered into strategic alliances with prominent corporations in the worldwide ophthalmic industry to promote their LVC excimer lasers. Many of these companies have substantially greater capabilities than the Company in the areas of capital resources, research and development resources and regulatory, manufacturing and marketing experience. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective and less expensive than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

Non-laser corrective refractive procedures and technologies are under development, and it is possible that these technologies and procedures will be successfully developed as competition to the Company's technology.

RELIANCE ON A SINGLE POTENTIAL PRODUCT. Currently the Company's only significant planned product is the LADARVision System for refractive correction. The Company's existing plans assume that it will derive substantially all of its revenues from the LADARVision System. If the Company is unable to make significant commercial placements of the LADARVision System for vision correction, the viability of the Company would be jeopardized. Furthermore, if the Company is unable to successfully design, clinically test and gain FDA approval on various indications, such as low and moderate myopia, astigmatism, and hyperopia, the Company's future growth could be significantly limited.

DEPENDENCE ON AND NEED FOR KEY PERSONNEL; POTENTIAL FAILURE TO MANAGE GROWTH. Prior to 1995, the Company relied on consultants and contractors to assist senior management in certain financial, regulatory, marketing and manufacturing functions. Since 1995, the Company has attracted senior personnel in marketing, clinical trials management, finance, research, engineering and operations. As the Company continues the clinical development of the LADARVision System and prepares for regulatory approvals and other commercialization activities, it will need to continue to implement and expand its operational, financial and management resources and controls. Particularly important will be the need of the Company to build a manufacturing and field service organization. The failure of the Company to attract and retain experienced individuals for these positions, as well as any inability of the Company to effectively manage growth in its domestic and international operations as it transitions from a development stage enterprise to a commercial entity, could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company follows a policy of "at-will" employment and has no employment contracts with any of its employees. The Company is in the process of obtaining key-man life insurance for all of its officers. Not all of its officers are yet covered under the key-man life insurance. There can be no assurance that the Company will be able to obtain key-man life insurance on each of its officers.

NO SIGNIFICANT SALES AND MARKETING EXPERIENCE; RELIANCE TO DATE ON STRATEGIC ALLIANCE PARTNER. The Company's efforts to date have focused on the development and evaluation of the LADARVision System for treating refractive disorders. As the Company continues clinical studies with the LADARVision System and prepares for commercialization of the product internationally and in the United States, it must build a sales and marketing infrastructure. The Company has limited experience in the sales and marketing of capital equipment for laser vision correction. In 1994 and 1995, the Company entered into agreements that form a strategic alliance with CIBA for the worldwide co-promotion of the Company's LADARVision System excimer laser. Although it has developed a strong reputation in certain ophthalmic markets such as contact lenses, lens care and ophthalmic pharmaceuticals, CIBA does not have considerable experience in the sale of ophthalmic equipment or in the refractive surgery market. It is possible that the Company will not be able to attract the personnel to develop the infrastructure to effectively market the LADARVision System or that CIBA will not be able to provide sufficient or effective co-marketing and business support.

RISKS ASSOCIATED WITH INTERNATIONAL COMMERCIAL ACTIVITIES. International commercial activities may be limited by or disrupted by the imposition of government controls, unique license requirements, political instability, trade restrictions, changes in tariffs or taxes, regional economic conditions, such as currently in Asia, currency fluctuations and changes, and difficulties in staffing and managing such complexities.

The Company has received its ISO 9001 certification, which is needed when applying for a "CE" mark certification, an international symbol of quality and compliance with applicable European medical device directives. Until the Company receives its CE Mark certification it is prohibited from placing the LADARVision System in Europe which could have a material adverse effect on the business, financial condition, and results of operations of the Company. The Company expects to apply for the CE Mark in the fall of 1998.

COMMISSION OBLIGATION TO CIBA; FUTURE DILUTION. As part of the strategic alliance with CIBA, the Company will pay a 6% commission on net revenue worldwide from all equipment sales and patient procedure fees relating to ophthalmic refractive surgery. The initial commission is limited to $10,000,000 in the aggregate. In the event the Company has not paid commissions to CIBA totaling $10,000,000 or more by May 15, 1999, the Company must deliver to CIBA 171,713 shares Common Stock (the "Additional Shares"), and continue to pay commissions until the $10,000,000 aggregate amount is reached. If the Additional Shares are issued, the number of such shares must be adjusted so that the Additional Shares have a market value of at least $675,000 on May 15, 1999. The Company's current business plan contemplates that commissions to CIBA by May 15, 1999 will not total $10,000,000. Therefore, it should be assumed that the Company will issue the Additional Shares on May 15, 1999. The 6% commission will reduce the Company's income and margins from its business for the period it is payable, and the potential future shares are prospectively dilutive to stockholders in 1999.

POSSIBLE TERMINATION OF STRATEGIC ALLIANCE WITH CIBA. The strategic alliance provides CIBA and the Company with certain termination rights. CIBA may, at its sole discretion, terminate the strategic alliance upon 180 days notice to the Company. In such event, the Company would be obligated to continue to pay to CIBA for up to three years beyond termination the 6% commission on procedure fee revenue derived from LADARVision Systems that were commercially placed at the time of the termination. Additionally, CIBA has the right to terminate the strategic alliance upon 30 days notice should there be a change of control of the Company (defined as the transfer of greater than 50% of the voting stock or substantially all of the assets of the Company in a single transaction or series of related transactions, excluding a bona fide public offering). CIBA also has the right to terminate the strategic alliance upon 30 days notice if it determines, in its sole discretion, that the Company's core technology or the commercial essence of the technology is not patentable, or that additional licenses (other than that with Pillar Point) are necessary, are not obtained or would have a material adverse impact upon the commercial value of the Company's technology. CIBA also has the right to terminate such agreement (i) if the Company materially breaches such agreement and does not cure such breach within the cure period, (ii) if the Company becomes insolvent, or (iii) if the control of the Company falls into the hands of a competitor to CIBA. In the event that CIBA terminates the strategic alliance, such termination would have a material adverse effect on the operations, financial condition and the results of operations of the Company, in that the Company would be unable to utilize the CIBA name in connection with marketing the LADARVision System, or to utilize other planned services as agreed to in the strategic alliance.

POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. The Company's business involves the risk of product liability claims. Any inability of the Company to maintain adequate insurance coverage at any time could, in the event of product liability or other claims in excess of the Company's insurance coverage, have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently has product liability insurance coverage which it believes is adequate and which covers the Company's exposure under both clinical and commercial surgeries. This is a "claims made" product liability insurance policy with coverage limits of $5 million per occurrence and $5 million in the aggregate annually. The Company has in the past agreed, and is likely to in the future agree, to indemnify certain medical institutions and personnel thereof conducting and participating in the Company's clinical studies. The Company will indemnify its commercial customers for product liability claims arising out of defects, if any, in the system.

VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility, and such volatility may occur in the future. Additionally, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, including lawsuits, the perceived ability of the Company to obtain any new financing necessary, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other LVC or medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

CONTROL BY CERTAIN EXISTING STOCKHOLDERS. The directors, executive officers and certain entities affiliated with directors of the Company beneficially own approximately 23.0% of the Company's outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Bylaws and the approval of certain mergers or other similar transactions. Such control by existing stockholders could also have the effect of delaying, deferring or preventing a change in control of the Company.

NO FORESEEABLE DIVIDENDS. The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

ANTI-TAKEOVER MEASURES; POTENTIAL ADVERSE EFFECT ON COMMON STOCK PRICE. The Company's Articles authorize the Company's Board of Directors to issue shares of the Company's Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any vote or action by the stockholders. The issuance of Preferred Stock under such circumstances could have the effect of delaying or preventing a change in control of the Company. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be created and issued in the future. In addition, the Company's Articles provide that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors and that an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares is required to amend such prohibition of use of written consents by the stockholders set forth above.

In addition, certain provisions of the Florida Business Corporation Act have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These statutory provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with such a transaction. One of the effects of the provisions described above may be to discourage a future attempt to acquire control of the Company that is not presented to and approved by the Board of Directors, but which a substantial number, and perhaps even a majority of the Company's stockholders, might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.

SHARES ELIGIBLE FOR RESALE. At June 15, 1998, the Company had 11,307,991 shares of Common Stock outstanding. Of the shares of Common Stock currently outstanding, the Company estimates that there are currently 1,710,000 unregistered shares of Common Stock outstanding of which 670,000 may be freely traded or may be traded under certain volume and other restrictions set forth in Rule 144 (as recently amended).

At June 15, 1998, the Company had reserved 2,007,217 shares of Common Stock for issuance pursuant to the 1995 Stock Option Plan and the 1996 Employee Stock Purchase Plan (collectively, the "Stock Plans"). Of this amount, 1,536,740 shares were subject to outstanding options at June 15, 1998, with a weighted average exercise price of $4.24 per share. Since the Stock Plans have been registered on Form S-8 with the SEC, Common Stock issued in conjunction with the Stock Plans are generally eligible for resale in the open market.

At June 15, 1998, the Company has reserved 929,850 shares of Common Stock for issuance upon the exercise of warrants outstanding. At the current time, should such warrants be exercised, they would generally result in unrestricted Common Stock being issued. Of these 929,850 warrants, all are exercisable at June 15, 1998, with a weighted average exercise price of $4.016 per share, and 824,850 are "in the money."

Certain holders of the Company's Common Stock and stock purchase warrants totaling 468,821 shares (together, the "Registrable Securities") have certain rights to cause the Company to register the sale of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters, if any, of such offering have the right to limit the number of shares included in such registration. Of the total number of Registrable Securities, 438,821 shares of the 1,695,371 shares owned by CIBA are included in the total of Registrable Securities. CIBA may require the Company to file additional registration statements covering those shares of

Common Stock it owns, which are not otherwise registered, on Form S-3, subject to certain conditions and limitations. Registration of such shares under the Securities Act would result in such shares becoming freely transferrable under the Securities Act (except for shares held by affiliates of the Company) immediately upon the effectiveness of such registration. CIBA has waived its right to have shares registered on this Form S-3.

No prediction can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 or pursuant to the registration rights described above, or the future availability of such shares for sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                              SELLING STOCKHOLDER

The Series I Convertible Preferred Stock was acquired from the Company pursuant to a Convertible Preferred Stock Purchase Agreement for an aggregate purchase price of $5,000,000, and the exercise price for the Option is $4,000,000. The offer and sale by the Company of the Series I Convertible Preferred Stock, the Option and the Warrant to the Selling Stockholder pursuant to the Convertible Preferred Stock Purchase Agreement was made pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Convertible Preferred Stock Purchase Agreement contains representations and warranties as to the Selling Stockholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

Pursuant to the Convertible Preferred Stock Purchase Agreement, the Selling Stockholder has represented that it acquired the Series I Convertible Preferred Stock and the Option for investment and with no present intention of distributing the Series I Convertible Preferred Stock, the Option, the Warrant or the Shares into which the Series I Convertible Preferred Stock and the Option are convertible or the Shares underlying the Warrant. The Company agreed, in such Convertible Preferred Stock Purchase Agreement, to prepare and file a registration statement as soon as practicable and to bear all expenses other than underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Stockholder, even though purchasing the Series I Convertible Preferred Stock, the Option and the Warrant without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares as described below under "Plan of Distribution."

The Selling Stockholder has not had a material relationship with the Company within the past three years except as a result of the ownership of the Series I Convertible Preferred Stock and the Option.

The following table sets forth the name of the Selling Stockholder, the number of Shares beneficially owned by the Selling Stockholder as of June 15, 1998 and the number of Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder. Under the Convertible Preferred Stock Purchase Agreement, the Selling Shareholder is entitled to convert 115 shares of Series I Convertible Preferred Shares into Shares per month (which may cumulate). The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time.





                              Number of Shares Owned
                             Prior to Offering (1)(2)                           Ownership After Offering(2)
                            --------------------------                          --------------------------
                                                                   Number of
       Name of               Number of                          Shares Being       Number of
   Selling Stockholder         Shares      Percent (5)              Offered          Shares    Percent
--------------------------  -------------  -----------          ------------       ---------   ------
OZ Master Fund, Ltd. (3)    2,261,597      19.999991%           2,261,597             0          0%

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.
(2) It is unknown if, when or in what amounts the Selling Stockholder may offer Shares for sale. Because the Selling Stockholder may offer all or some of the Shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholder after completion of the offering, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of this table, the Company has assumed that, after completion of the offering, none of the Shares covered hereby will be held by the Selling Stockholder.
(3) OZ Management, L.L.C., a Delaware limited liability company, shares investment and voting control over the Shares owned by OZ Master Fund, Ltd. Daniel S. Och, a U.S. citizen and resident, may be considered the controlling person of OZ Management, L.L.C.

(4) Represents the maximum number of Shares into which the total shares of the Series I Convertible Preferred Stock may be convertible. (See Footnote 6). The conversion formula is based on 90% of the average of the lowest trade price for the five trading days prior to conversion. As an example, if all 900 shares of Series I Convertible Preferred Stock are issued and if the average of the lowest trade prices for the five trading days prior to conversion is $4.50 per share, the conversion price, based on the formula, would be $4.05 per share, and the 900 shares would be convertible into 2,222,222 shares of Common Stock. The conversion price, based on this formula, would have to be below $3.97 per share before the maximum number of shares will apply, assuming all 900 shares of Series I Convertible Preferred Stock are outstanding, or $2.21 per share, if only 500 shares of Series I Convertible Preferred Stock are outstanding. The Selling Stockholder may only convert a maximum of 115 shares of Series I Convertible Preferred Stock per month commencing 15 days after the closing. Based on the above example using a conversion price of $4.05 per share, the 115 shares of Series I Convertible Preferred Stock would be convertible into 283,951 shares of Common Stock.

(5) Percent of total shares of Common Stock outstanding as of June 15, 1998.

(6) The maximum number of shares of Common Stock into which the Series I Convertible Preferred Stock is set at one share less than that number of shares which constitute 20% of the outstanding shares of Common Stock on the day before the closing of the purchase of the initial 500 shares of Series I Convertible Preferred Stock. As of the date of this prospectus, the maximum number of shares would be 2,261,597. This maximum limitation applies to the total number of shares of Series I Convertible Preferred Stock that are ultimately issued (whether this number is 500 shares or 900 shares, depending on whether or not the Selling Stockholder exercises the Option). In the event that all of the shares of Series I Convertible Preferred Stock cannot be converted pursuant to the formula described above because of the limitation on the maximum number of shares described previously, the Company will have an obligation to purchase any such shares that cannot be converted on the same basis as if the Company is required to redeem such shares due to a merger or consolidation. The Company has set this limit on the number of shares of Common Stock to be issued upon the conversion of the Series I Convertible Preferred Stock in order to comply with The Nasdaq Stock Market Marketplace Rule 4460(i).

                              PLAN OF DISTRIBUTION

The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholder from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

The Shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions.
In connection with distributions of the Shares or otherwise, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell Shares short and deliver Shares to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, which may then resell or otherwise transfer such Shares. Any Selling Stockholder also may loan or pledge the Shares to a broker-dealer or other financial institution may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution, in addition and without limiting the foregoing, the Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Shares will be issued to the Selling Stockholder upon the conversion of the Series I Convertible Preferred Stock, upon the exercise of the Option and the subsequent conversion of the Series I Convertible Preferred Stock and upon the exercise of the Warrant, all of which were originally issued to the Selling Stockholder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholder of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Gray, Harris & Robinson, P.A., Orlando, Florida.

                                    EXPERTS

The financial statements incorporated by reference to the Annual Report on Form 10-K/A, in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

                                    GLOSSARY

Ablation:                Laser interaction with biological material whereby its molecular bonds are agitated, released and the material is removed in sub-micron amounts.

Astigmatism:             Condition where surface of the cornea is not uniform,
                         having two different curvatures, that causes incoming
                         light to be focused  at different points.

CE Mark:                 Conformite Europeenne Mark.  Required for all medical device shipments into the European Union.  It is a worldwide standard for safety and quality assurance.

Class III Device:        The FDA's device significance rating.  The most difficult and stringent trials and data requirements are placed on Class III Devices, including implants such as pacemakers, heart valves and artificial joints.

Cornea:                  Transparent, sturdy tissue at the front of the eye that is the eye's primary focusing element.

Decentration:            To effect accurate oblations, the laser treatment must be accurately centered on the pupil.  Decentration is when this does not occur and the patient's outcome is sub-optimal.

Diopter:                 A measurement unit of refractive error.

Hyperopia:               Farsightedness that occurs when the curvature of the cornea is too flat.  As a result, light rays are focused behind, instead of on, the retina and the person cannot see close objects clearly.  (Not to be confused with presbyopia.)

LASIK:                   Laser-In-situ Keratomileusis.  A laser vision correction procedure in which a flap is cut in the cornea and then pulled back to allow a laser to remove a small amount of tissue from the inner layers of the cornea.

LVC:                     Laser vision correction.

Myopia:                  Nearsightedness that occurs when the curvature of the cornea is too steep.
                         As a result, light rays are focused in front of, instead of on, the retina and the person can not see distant objects clearly.

Photorefractive


Keratectomy (PRK):       Refractive surgery technique in which a laser is used to
                         remove or ablate submicron layers of the corneal tissue
                         to reshape the cornea .

Pillar Point Partners:   A United States patent pooling agreement formed by VISX
                         and Summit to solve patent disputes between them.  The pooling arrangement required the physician to pay PPP a certain royalty on every laser vision correction procedure.  The partnership was recently dissolved by the forming parties.

PMA: Pre-market approval. The FDA's name for the approval to begin commercial activities in the United States market.

Presbyopia:              Vision condition that occurs in older individuals in which the eye loses its ability to focus on near objects.  The lens is the ineffective refractive median in presbyopia.

QSR Guidelines:          Quality System Regulation guidelines.  The FDA's primary set of rules that companies must follow in the design, manufacture and modification of medical devices.

Refractive Surgery:      Any surgery on the cornea or lens that changes the
                         focal point of light on the retina.

Saccadic Eye Movements:  Very rapid, involuntary movements of the eye that are random in amplitude and direction .


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................1

RECENT DEVELOPMENTS...............................................................3

RISK FACTORS......................................................................5

SELLING STOCKHOLDER..............................................................14

PLAN OF DISTRIBUTION.............................................................16

LEGAL MATTERS....................................................................17

EXPERTS..........................................................................17

GLOSSARY.........................................................................17

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All of the amounts shown are estimates except the registration fee.

SEC Registration Fee                  $  4,669
Accounting fees and expenses             7,500
Legal fees and expenses                 30,000
Printing and engraving expenses          2,500
Transfer Agent and registrar fees          500
Miscellaneous                          285,000
                                      --------
Total                                 $330,169

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the directors conduct triggers the liability provisions of Section 0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or will misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

The Registrant's Articles provide that the Registrant is authorized to indemnify any director or officer, or former director or officer, in the manner provided in the Company's bylaws and to the fullest extent permitted by the laws of the State of Florida. There are no further provisions in the Company's bylaws for indemnification of directors and officers.


                                    EXHIBITS


Exhibit Number  Exhibit Description
--------------  ----------------------------------------------------------------
  3.1 *         Amendment to the Third Amended and Restated Articles of
                Incorporation
  4.1 **        The Rights of Securities Holders as set forth in Article IV of the Third Amended and Restated Articles of Incorporation
  5.1           Opinion of Gray, Harris & Robinson, P.A. (previously filed)
  10.1 ***      Convertible Preferred Stock Purchase Agreement
  10.2 ***      Registration Rights Agreement
  10.3 ***      Warrant
  10.4 ***      Certificate of Designation
  10.5 ***      Financial Statements
  23.1          Consent of Arthur Andersen LLP
  23.2          Consent of Gray, Harris & Robinson, P.A. (Included in the
                opinion filed as Exhibit 5.1, previously filed)
  24.1          Power of Attorney (see p. 23)

*    To be filed by amendment.
** Incorporated by reference to Exhibit 3 in the Quarterly Report on Form 10-Q for the period ended September 30, 1996 previously filed by the Registrant (File no. 333-2068).
*** Incorporated by reference to the Current Report on Form 8-K filed April 27, 1998.

                                 UNDERTAKINGS

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant further undertakes to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 12th day of June, 1998.

Autonomous Technologies Corporation
     /s/ Randy W. Frey
By:  _______________________________________            Date: June 12, 1998
     Randy W. Frey
     Chairman of the Board and Chief Executive Officer

     /s/ Monty K. Allen
By:  ________________________________________           Date: June 12, 1998
     Monty K. Allen
     Vice President, Treasurer, Chief Financial Officer and Principal Accounting Officer

                               INDEX TO EXHIBITS



Exhibit Number                     Exhibit Description
--------------  ----------------------------------------------------------------
  3.1 *         Amendment to the Third Amended and Restated Articles of
                Incorporation
  4.1 **        The Rights of Securities Holders as set forth in Article IV of the Third Amended and Restated Articles of Incorporation
  5.1           Opinion of Gray, Harris & Robinson, P.A. (previously filed)
  10.1 ***      Convertible Preferred Stock Purchase Agreement
  10.2 ***      Registration Rights Agreement
  10.3 ***      Warrant
  10.4 ***      Certificate of Designation
  10.5 ***      Financial Statements
  23.1          Consent of Arthur Andersen LLP
  23.2          Consent of Gray, Harris & Robinson, P.A. (Included in the
                opinion filed as Exhibit 5.1, previously filed)
  24.1          Power of Attorney (see p. 23)

*    To be filed by amendment.
** Incorporated by reference to Exhibit 3 in the Quarterly Report on Form 10-Q for the period ended September 30, 1996 previously filed by the Registrant (File no. 333-2068).
*** Incorporated by reference to the Current Report on Form 8-K filed April 27, 1998.